Exhibit 99.1

True Nature Holding Inc. Appoints Consumer and Digital Marketing Expert to Advisory Board

Atlanta, GA - (NewMediaWire) - November 15, 2018 -  True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") announces the appointment of John S. Stowell, age 56, to its Board of Advisors. Mr. Stowell is a senior marketing leader with deep business management expertise at both large and entrepreneurial firms. His resume includes over 25 years of brand building marketing experience from notable companies including Coca-Cola, Mitsubishi Electric Heating and Cooling, as well as Zep Cleaning Solutions.

“True Nature is committed to fully addressing the ‘direct to consumer’ movement in healthcare through technology offerings. The business solutions we are developing will assist healthcare professionals to establish longer-term relationships, better share information, and enable patients to better take control of their quality of life. Having a subject matter expert like John as an advisor to the management team helps us maximize shareholder value,” noted True Nature’s President Jim Crone.

Stowell’s experience includes new brand and product development for leaders in both B2C and B2B markets. He launched two consumer brands at the Coca-Cola Company, and one now exceeds over $1B in sales - Gold Peak RTD Tea. He also restaged two mature brands generating four percentage point sales increases for Nestea and Mitsubishi Electric Cooling and Heating. Stowell also launched over a dozen product line extensions ranging in size from $10M to $50M for companies including H.J. Heinz and Zep Inc.

Mr. Stowell commented, “As the healthcare field moves from a specialty area to more of a commodity, the communications between the provider and the end user becomes more important than ever in establishing, and maintaining, the relationship. We can use the same approach that a leader like Coke would, and greater enhance the relationship and accelerate the growth of the providers, all while causing the consumer to embrace the control of his own lifestyle and living quality.  I am excited to contribute toward True Nature Holding (TNTY) growth as an active advisor.”

Stowell is currently a Doctor of Business Administration candidate at Georgia State University, earned a Master of Business Administration in Marketing from the University of North Carolina, and Bachelor of Economics from the University of Oklahoma.

The Company's Advisory Board consists of experts in certain areas relevant to the Company’s operations. The members of the True Nature Holding, Inc. Board of Advisors have no control or decision-making capabilities over the Company’s operations and do not fall into the categories of people subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.